Saia Inc. – Saia – Earnings Conference Call Transcript – 02/03/2023 11:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Todd Fowler – KeyBanc Capital Markets

Scott Group – Wolfe Research

Chris Wetherbee – Citi

Jon Chappell – Evercore ISI

Amit Mehrotra – Deutsche Bank

Jack Atkins – Stephens

Jordan Alliger – Goldman Sachs

Tom Wadewitz – UBS

Ken Hoexter – Bank of America

Ravi Shanker – Morgan Stanley

Allison Poliniak-Cusic – Wells Fargo

Ari Rosa – Credit Suisse

Andrew Cox - Stifel

Operator

Good morning. My name is Devon, and I will be your conference operator today.

At this time, I would like to welcome everyone to the Saia, Inc. Fourth Quarter and Annual Meeting Conference Call. [Operator Instructions] Thank you for your patience.

I will now turn the call over to Doug Col, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Doug Col

Thanks, Devon. This is Doug Col. I'm Saia's Executive Vice President and Chief Financial Officer. With me for today's call is Fritz Holzgrefe, our President and Chief Executive Officer.

Before we begin, you should know that during the call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and our actual results may differ materially. We refer you to our press release and our SEC filings for more information on these exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's fourth quarter and record full year results.

Before I get into the discussion of the fourth quarter results, I want to take a minute and express my thanks to the entire team here at Saia for what we achieved together in 2022. The year brought an additional 11 new terminals into our network, and our team grew by more than 500 employees during the year. Most importantly, we kept the customer first and continue to provide leading service to our customers and in doing so, achieved record sales and earnings for the full year. Thanks to all of our Saia associates who had a hand in these record results.

Moving on to our recent results. December brought a continuation of the negative volume trends we experienced across the back half of 2022. In the fourth quarter, we averaged approximately 28,400 shipments per day, about 8.2% fewer shipments per day than in the same quarter last year and down from 30,500 shipments per day average in the third quarter. Weight per shipment increased modestly, so overall tonnage was down 7.7%.

The slowing industrial environment, as evidenced by numerous reports, influenced these results across all of our businesses. On a brighter note, though, pricing remained stable and our fourth quarter yield, excluding fuel surcharge, grew by 6.5% and revenue per shipment, excluding fuel surcharge, increased by 7.1%. Total fourth quarter revenue rose by 6.3% to $655 million.

Our continued strong service performance supported a contractual renewal increase of 7.4% in the fourth quarter. The contractual renewals reflect a deceleration from the trend of the past several quarters and should be expected given the softer volume environment, but a solid number nonetheless. On a full year basis in 2022, total revenue of $2.8 billion was a record for Saia, and was up 22% from the prior year. Operating income rose 40% for the year to $470.5 million, and our operating ratio of 83.1% was 230 basis points improved from 2021.

This was the best year in our nearly 100-year operating history.

As we move into 2023, we've continued to see announced general rate increases across the market in the mid-single-digit range. And here at Saia, we implemented a general rate increase this past Monday, which averages approximately 6.5% across impacted customers. At the same time, our service indicators remain very strong across the business. We're committed to providing excellent service to our customers and are invested heavily in the business to expand coverage, and it's gratifying to see that our customers see the value in our service offering. The GRI allows us to partially offset the rising cost of investing in people, equipment, technology and our growing service footprint.

Our fourth quarter operating ratio of 85.9% increased by 170 basis points compared to our operating ratio of 84.2% posted in the fourth quarter last year.

I'll now turn the call over to Doug for more details from our fourth quarter and full year financial results.

Doug Col

Thanks, Fritz.

As mentioned, fourth quarter revenue increased by $38.6 million to $655.7 million. The components of revenue growth in the quarter versus the fourth quarter a year ago were as follows: our yield, excluding fuel surcharge, improved by 6.5%, and yield increased by 14.3% including the fuel surcharge. Fuel surcharge revenue increased by 46.4% and was 20.1% of total revenue compared to 14.6% in last year's fourth quarter.

Revenue per shipment, excluding fuel surcharge, rose 7.1% to $288.34, and including fuel surcharge, revenue per shipment rose 15% to $364.44. Tonnage decreased 7.7% attributable to an 8.2% shipment decline, slightly offset by a 0.5% increase in our average weight per shipment. Our length of haul decreased 3.5% to 892 miles.

A further breakdown of activity in the quarter is as follows: In October, our shipments were down 4.4% and tonnage was down 3%, with a 1.4% increase in weight per shipment. In November, shipments were down 8.1%, tonnage was down 7.1% and weight per shipment rose 1.1%. December shipments were down 12.3% and tonnage was down 13.2% with weight per shipment turning negative, down 1% in December. In January, shipments were down 3.9%, and tonnage was down 3.7%, with weight per shipment up slightly 0.2%.

Shifting to the expense side for a few key items to note in the quarter and how they moved with the acceleration of negative volume trends we experienced. Salaries, wages and benefits increased by 5.3% from a combination of our July wage increase, which averaged about approximately 4.3% across our employee base and also the result of our employee count having grown by approximately 5.7% year-over- year. Purchase transportation expense decreased by 13.8% compared to last year and was 9.2% of total revenue compared to 11.3% in the fourth quarter of 2021.

Truck and rail purchase transportation miles combined were 12% of our total linehaul models in the quarter compared to 19.5% in the fourth quarter of 2021 and compared sequentially to Q3 miles of 17%. Fuel expense increased by 41.5% in the quarter, while company miles increased 4.3% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by more than 38% on a year-over-year basis.

Claims and insurance expense decreased by 8% year-over-year in the quarter and was down 2% or $0.3 million sequentially from the third quarter. Depreciation expense of $39.6 million in the quarter was 10.3% higher year-over-year primarily related to investments in real estate and equipment.

Total operating expenses increased by 8.3% in the quarter and with a year-over-year revenue increase of 6.3%, our operating ratio increased by 170 basis points to 85.9% compared to 84.2% a year ago.

Our fourth quarter tax rate of 24% compared to 23.9% in the fourth quarter last year, and our diluted earnings per share were $2.65 compared to $2.76 in the fourth quarter a year ago.

Moving on to financial highlights. Our full year 2022 results, as Fritz mentioned, revenue was a record

$2.8 billion and operating income of $470.5 million was also an annual record. Our operating ratio improved 230 basis points in the year to a record 83.1%. For the full year 2022, our diluted earnings per share were a record $13.40 compared to $9.48 in 2021.

I'll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Doug.

While the environment certainly feels a bit more tempered to us than it did entering the past couple of years, I feel pretty optimistic about the road ahead. The December volume decline was a bit more pronounced than what we would have expected from a seasonality standpoint, but we do like -- feel like some of that may have been the result of inclement weather that moved across the country over the last week or so of December. The extreme temperature as a result in some customers working limited schedules, and we saw that reduce pickups. As we turn the calendar, January volumes are catching up a bit better than expected, maybe the result of some catch-up from customers.

If history holds, there will be more weather effects as we move through the next month and get into warmer temperatures in our seasonally busier months of the year. However, as we've learned over the past several years, as the environment is disrupted by weather or other events, the carrier that has the ability to adjust and restore service will continue to be a strategic partner of the customer's supply chain.

In terms of expectations, we have plans to open 5 terminals over the next 3 to 4 months and look forward to the expanded service and presence these terminals will give us. At the same time, we continue to develop the markets around the 18 facilities that we have opened over the last 2 years. Although we're excited by the early success of these locations, we see considerable runway to continue and penetrate those markets.

Beyond that, we continue to work through a pipeline of more than 30 real estate projects, which are under review and consideration as potential openings over the next several years. These terminal openings support our strategy of getting closer to the customer and adding value to the supply chain.

With that said, we're ready to open the line to questions, operator.

Operator

[Operator Instructions] Our first question comes from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

So Fritz, it sounds like you just covered a little bit of the January trends, and it feels like maybe if there is some movement between late December and into January. But I guess I'm just curious in this environment, how you think about managing the staffing levels with kind of the volatility in freight as you think about margin progression either into the first quarter or even on a full year basis in '23, what would your expectations be just given kind of where the environment is?

Fritz Holzgrefe

Yes. I think the key thing for us, Todd, and we described the impacts that we saw with weather in December and just the last few days of January, you actually saw the weather trends in the center of the country. And as you would expect, that had -- that influenced the results we have. But the key thing that we think about with any of this is that we want to manage our labor costs to match what we need to do to deliver leading or exceeding service for our customers.

So as we've gone through this last few months as we've seen the trends, we've reset kind of our cost model. You see us insourcing more and more of our line-haul costs versus what we had been doing, looking for opportunities to leverage our city drivers into our linehaul network to maximize the utilization of all those important assets. Those are the -- those people are key to driving the success for us as we come out of weather events or slower economic events to be able to match customers' needs and expectations or, frankly, exceed them.

So we feel like that we're continuing to position ourselves for that. We've looked at the history of what we've seen sort of quarter-to-quarter from Q4 to Q1, we feel like we can keep that kind of in line with historic sort of seasonality there, keep the OR flat, maybe it gets better if things get a little bit better. But I think we continue to manage to maintain service, and then we optimize and match our labor cost to what the environment affords us.

So full year, it's still - it will be interesting to see how this develops as to where this ends up, but I think that we're in a position that we know that we're providing differentiated service. That's going to allow us and the environment certainly is going to continue to allow us to price for that. And I think that's going to be an important part of how we manage the overall investment in the business.

Todd Fowler

Yes. Okay. And maybe just to that last point, and I'll turn it over after this. But on the pricing side, and you talked about the contract renewals coming in, I think, at 7.4%, and that's down from what we've seen over the last couple of quarters, which have been very strong. Can you just speak to where you think you're at with your pricing ability based on your service improvements and the network? And maybe your ability to kind of continue to close that pricing gap as you've made those investments and improve the service over the last several years?

Fritz Holzgrefe

Thanks, Todd. I mean -- frankly, I mean to emphasize, our focus is on keeping that customer front and center. And I think in that kind of environment, you've got -- and this continues to be an expensive business to operate. So you've got to continue to push, making sure that we get paid for all the service that we provide. I think maybe the rates of change that we've seen over the last few years, it slows perhaps. But I think the position that we're in right now around what we're doing for the customer that is differentiated. And if I look across the landscape of what other's service is being provided, what that pricing looks like, I mean I think that there's an opportunity for us to continue to grow our business and develop the margin profile that this business deserves.

Operator

Our next question comes from Scott Group with Wolfe Research.

Scott Group

A few things. Can you just -- on the January tonnage, do you have a sense in the sequential December to January and how that was trending?

Doug Col

Yes. Historically, we've seen a little bit of a step up, call it, 1.5% to 2% historically as you move into January. That's always influenced by the weather you're exiting and what you're facing. But the step-up was closer to 5.5% to 6% this year. But like Fritz said, that last week of December, man, it was tough with that cold front that went across the country and the pickups were really soft. So some of that could have been just catch up like Fritz said, from customers. But it felt better, given first 2 weeks of January felt a lot better than the last 2 weeks of December, for sure.

Scott Group

Okay. Good. And then Doug, any help with kind of -- I know you don't give us intra-quarter yield updates, but just directionally, how to think about the yield trends, gross of fuel, net of fuel, however you want to think about it? And Q1 the year however you're thinking about it?

Doug Col

Yes. I mean, like Fritz said, I mean, we've seen a lot of GRI announcements and our GRI went out this past Monday. It's like I said, on an average of 6.5%. In a softer volume environment, you probably end up making some concessions in some lanes for example, or with some really good operating customers. So historically, we say we hold on to about 80% of our GRI in terms of the yield that we capture. So in a softer volume environment, maybe it's a little less than that. I saw a couple of GRIs. I think, on average, the GRIs even though they're solidly mid-single digits, there's a couple that are lower than what we've seen over the last couple of years.

So that's -- I think that's just in line with probably what the shippers' expectations are. But it's still a positive environment. I mean 7.4% contractual yield, I mean, as you know, I mean, it's just kind of a forward-looking indicator to what the shipper is expecting. And it's coming off the heels of several quarters of double-digit rate increases. So we're lapping some of that. So I'd say pricing in January was still positive. And I just think the expectation should be that you won't get price at the same rate when volumes are running down like they are running.

Scott Group

Right. And then just last thing, obviously, based on sequential margin being flat, right? So margin is down 1 point, 1.5 points year-over-year. Do you think you have the potential to improve margin over the course of the full year?

Doug Col

We go back and look at some examples. So I mean, I guess from a very high level, it's going to depend on really where this economy goes and what volumes look like. But I mean we've got examples in the past, improving margins in a down year. I mean if we go back to a couple of years, like 2014 into '15, things were down in '15, kind of energy rolled over. Our shipments and revenue were both down about 4% that year. Fuel expense was down a lot. So fuel surcharge revenue would have been down. But that year was a year we actually improved our margins by 70 bps and we look at the following year, and it was still pretty sluggish environment. Fuel was down again. I think our revenue was flattish on down tonnage. And that year, the OR went backwards a little bit.

So there's a lot of moving pieces out there, but I think if shipments are going to be down like they are kind of in January, if we had to run that through the full year, we really got to hang on to the rate increases at this GRI level. And then I think we could hold on to margins. I think if volumes are going to run negative all year in this low to mid-single-digit range, I think it would be hard to improve margins. But again, like Fritz mentioned in his opening comments, we've got 18 terminals opened in the past couple of years. I mean, they were certainly, although we're pleased with how they're doing and as they mature, they do better every quarter, but those were a drag essentially on the overall OR we reported.

So again, while you're building out a network like this, which is something we're going to have to manage through. But I think it would be reasonable to think OR within 100 basis points, plus or minus of what we just exited [full year 2022] would be reasonable.

Operator

Our next question comes from Chris Wetherbee with Citigroup.

Chris Wetherbee

Maybe picking up on the cost side. So kind of getting -- I wanted to get a sense of what you think your cost inflation is running and then maybe a little bit about how you think you're going to manage headcount, assuming that we still see a little bit of sluggishness in tonnage at least for the first part of the year.

Doug Col

Well, I think Fritz covered it pretty well. But I mean I can give you an idea of how we manage it. I mean if I think of just sequentially, Q3 into Q4, our shipments per day were down almost 7%, right? And it was accelerating there at the end as I stepped through the months. But shipments per day down about 7%. So you go to work on the things you can control out in the network and our dock hours per day, for example, Q3 into Q4 were down 10%. Our city hours Q3 into Q4 as we're managing down costs to adjust to these declining volumes, our city hours per day, we're down about 5% Q3 to Q4.

So those are the levers we'll keep to work. And like Fritz said, I think we're in a position given where we exited

December that our capacity in terms of labor and all feels pretty good for where we sit today, and we've brought a lot of it that we could in-house to make sure we keep our drivers as busy as we can and keep that valuable resource because our outlook is still a little bit cloudy. I mean there's people starting to talk to themselves and the idea that we're definitely going to have a soft landing now. So we want to be mindful that it's very fluid, and we don't want to be scrambling to find these valuable employee resources when our customers need us. So it's a tight rope, but we feel pretty good about how we've positioned ourselves this quarter.

Chris Wetherbee

And cost inflation, as you think about the beginning of 2023, is it mid-single digits or so?

Doug Col

I mean it's hard to give you just kind of an average number, right? If I think about it on the wage side, you're still going to have some wage inflation there. This past year, our average wage increase was about 4.3%. So I think something in that range still kind of makes sense unless things really fall apart in the jobs economy.

You move down the line, I mean depreciation was up 10% in 2022, and it's going to be up again. I mean we're going to invest in the business again this year. Like Fritz said, we've got terminals to open. We're going to invest in the fleet, work on fleet age, which helps our maintenance cost. So those are a couple of big buckets. But then when you get below that, I mean, it's tough to say because PT can be down a lot. That's a cost bucket, but it's down because we're moving some of those costs to other buckets. But I think low to mid-single digit, maybe if I had to think about an average cost inflation.

Operator

Our next question comes from Jon Chappell with Evercore ISI.

Jon Chappell

Doug, you just touched on PT, I want to ask you about that. I mean it's been running much higher than historical levels up until this fourth quarter, and you've pulled it down pretty meaningfully as a percentage of revenue. How much of that is -- I mean, obviously, there's a shipment component to it, but do you view that as kind of structural? It sounds like you're going to run head count thoughtfully throughout a cycle. So PT seems to be a quicker lever. Is this step down kind of more consistent of the levels we should think about in the type of volume environment you laid out for '23?

Doug Col

I mean if I think -- I mean given the expansion efforts we have underway to grow the network to be more comparable to a network of some of our national peers, we're going to continue to need PT as we come out of whatever slowdown we're in here. We're going to continue to need PT, and we use it very effectively. If I think back to pre-2017 before we were in this expansion mode, as a percentage of miles, I mean, we run in that 12%, 14% range pretty regularly. And so if we take it below that in this downtime, it's because we want to use our drivers and hang on to them.

But I don't think that structurally, I mean, we've ripped a lot of it out. But when business comes back, we're going to need it. We're going to use it effectively. And I don't think this is kind of a run rate from here. If the economy bounces back, we'll use it. We'll use more rail, right? I mean if we can get it, we'll use it over the road truck PT, because those rates are probably going to be pretty favorable when things come back because they're kind of resetting now.

So we brought miles down quite a bit, but sometimes when we do it, it's -- we're doing it to preserve hours and miles for our drivers, but it's not all that effective in some lanes. If I was running PT into a backhaul market, I'm running those miles from my own driver now and coming back less efficient because maybe I'm not full. But I'm doing that because I want to keep those drivers, keep them busy where I can. So you've followed us for a while, PT is not a negative for us. It's just variable, and we like to use it when it's effective for us.

Fritz Holzgrefe

Yes. It's part of our total linehaul cost investment. So at any given point in time, we're going to make a decision around what's cost optimal around the options that we have available, be it rail, truck or internal fleet. So it will flex and change over time as we meet service obligations. The first step we have in that process is that whatever choice we make has to be about supporting what the customer requires, and then we cost optimize from there.

Jon Chappell

That's good to have that flexibility in this volatile time. Fritz, big picture one for you quickly. It feels like the consumer narrative is pretty binary right now, but maybe getting a bit more optimistic. The industrial narrative seems a lot more negative, and you carry more industrial freight. So the last couple of months of data you provided notwithstanding, what are you thinking and what are your customers saying about the industrial outlook for this year?

Fritz Holzgrefe

I think we read much of the same thing that you do. And I think what I would say, generally across the board, it's pretty -- it's tempered. I think it's critical for us to remain -- keep that flexibility and keep the -- our network in a position that we can flex as we need to. If the consumer is a bit stronger, certainly, we have some elements of our business that would be more consumer tied or others that maybe are more industrial tied.

So we want to be able to handle both or be able to deal both and be in a position that we can flex, but most significantly meet those service requirements. That's why we've kind of managed the way we have. We really focused our cost optimization efforts around reducing hours and maintaining flexibility and availability in our workforce. So far, that's been successful. And I think we've got to continue to focus on matching those service expectations and balancing that against maximizing or best utilizing our driver fleet.

Operator

Our next question comes from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

I just wanted to follow-up on the margin expectation for the first quarter. I guess just given how weak November was or calendar seasonal November was and the relative snapback in January, I would just think there may be an opportunity to see some counter-seasonal OR improvement. I don't know if you vehemently disagree with that or if there's something in the cost structure that evolves that I'm missing, but it just seems like 4Q was just a lot worse because of the November falloff. And that's counter-seasonal and maybe you get some of that back in the first quarter.

Fritz Holzgrefe

Amit, we could. And I could also paint a picture that we could go the other way. I think the challenge you have with forecasting or really considering sort of March -- or sorry, the March quarter -- first quarter result is that January and February, historically and you go back in time for us, have been kind of up and down. It could be everything from economic to weather-related, all those sorts of things.

So it's tough to draw a correlation to say that, hey, this could bounce back. We know that March is the most important month of the quarter. But what I like the position that we're in right now because we worked extensively November, December into the present time and kind of resetting our profile to be able to be in a position that we're little bit more cost optimal as compared to what we saw as tonnage declined in November and December.

We feel a little better than kind of where our footing is now, what our productivity looks like. And most significantly, what our service level is and our ability to restore service as we move through even the last week of weather challenges that we've had. That's part of the game right now.

I think the path to outperform in Q1 is we get a favorable operating environment in terms of everything from weather and such, and I think we can perform well through here. We've kind of given our thoughts around the margin profile. That's kind of where we've got -- as we look at history, that feels like kind of where we would be. Certainly, is it the path to better, sure.

Amit Mehrotra

Okay. Yes, that's helpful. And maybe one more, maybe a more important question than like the near-term stuff. So I'm just curious how much of the productive labor force did you guys lose through attrition as you guys cut the hours across the board? And really, what I'm trying to get a sense of the next kind of most important thing is, how carriers are able to bounce back efficiently and with fluidity as volumes come back in late February or March, hopefully? And I just want to know, are you properly resourced with respect to dock workers and drivers to kind of meet that opportunity just given kind of the big cut to hours and maybe the attrition that drove?

Fritz Holzgrefe

Yes. The attrition has been -- we've seen a bit of it here in the last few weeks, months, and it's been relatively small. We have focused very diligently as we've reduced hours. It's important to us that we balance that across our workforce. As we've seen some attrition, we haven't replaced that. So that allows you to better balance across the remaining head count. So we feel like we're pretty well positioned that we can flex from here -- flex up from here.

And some of the things that we have done around workforce as we've had part-time dock staff have elected to move on to other things. We've used our supervisor ranks to work on the dock. And in some cases, we've used some of our city drivers. All those are ways for us to keep that all-important connection with those critical employees, so that when time comes, and I think it will come, that we can flex out of this, I think we'll be in a good position to restore and continue to grow.

Operator

Our next question comes from Jack Atkins with Stephens.

Jack Atkins

So I guess, Doug, if we go back to something you mentioned earlier, sort of we're talking ourselves into this idea of a soft landing. I don't know if that's right or not. But I would just sort of be curious if you and Fritz could maybe comment a bit on what your customers are telling you about? Maybe how they're expecting their business trends to kind of progress through the year? Just any sort of color or context around that.

Doug Col

Well, I mean it's hard for us to pull in an anecdote here or there and try to draw a conclusion. I mean we've got a very diverse customer mix. We've got 60%-65% industrial exposure, but not any one customer makes up more than 3%-3.5% of our revenue. So I'd hate to take one anecdote and try to draw a conclusion from that. I mean we look at the same data you all are looking at and ISM. It wasn't all that favorable in January. But I'm just thinking about what's going on in the jobs market and with some of the other economic data. It doesn't seem as bearish as it was late last year in terms of the outlook.

But for us, I think like Fritz has keyed on, I mean I think we've gotten a pretty good position from a cost standpoint with the volumes we're currently seeing. We've got the rate increase we've worked on and announced the GRI, and that's key to what we're doing because I think our service does put us in a position to go get pricing. And whatever goes on from here, I think we've got a pretty good relative value proposition. And if things are going to be down, maybe we'll find share opportunity. Maybe ours will be down a little bit less because we're in some newer markets. We've got good service. If our rate is attractive, even if we're all bumping rates up a little bit, maybe we offset it, and we're down a little bit less.

So I don't think we've got a great view into what our general customer outlook is. We look at some of the shipper surveys that come out of you all, the analyst's ranks.

Jack Atkins

Okay. All right. Well, I appreciate that. I appreciate just the intellectual honesty about that, and it's all good. So I guess maybe for my second question, I just would be curious, just following up on Amit's question earlier, which is a fair point. How are you guys thinking about lane capacity in the network today? If I recall, last time you updated us, it was about 20% or so. I know it's a hard number to really get to, but we've also seen tonnage come down a bit. It definitely feels like you're carrying extra costs for when things begin to recover to be prepared for that. But how are you thinking about where that number stands today, roughly?

Fritz Holzgrefe

Yes. Jack, I think I'd expand that to 25% capacity, 25% kind of lane capacity. I think one call out that I'd point to, we've mentioned that we've opened 18 facilities in the last 2 years. And our focus there is, we're thrilled with the early success we've had there, but when you're making a 10-year investment, we move or identify these facilities, we're thinking about them for 10 years. And so those are all opportunities for us. And we've got our sales force geared on that as an opportunity, because that's capacity we can fill.

I think in some of the -- we have a couple of pinch point investments in the network this year where we're adding some great capacity. So we still have some of the challenges we had before in terms of we have a range and we've got facilities that have got tons of capacity. And others that we've still got to make some investments. So what I really like about it is that as we look across our network and footprint, we've got a pretty consistent service offering across the board. So for us to match a customer need and grow is really exciting to us. And I think that flexibility and the ability to repeat the service is going to be key.

Operator

Our next question comes from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Yes. I guess, following on some color around the newer terminals that Doug had mentioned, et cetera, as being a slight drag. I'm just sort of curious, the last 12 or 18 that you opened, when you do open them, is the gap between existing and new narrowed versus prior experience? Or do you get to profitability in a quicker fashion? Just sort of curious.

Fritz Holzgrefe

Absolutely. You get back quicker to sort of company average OR for sure. When we opened the Northeast, it took a little bit of time. Now we're thrilled with where it is right now. But it took some time to scale those just simply because we had to build the infrastructure around that. The last 18 are more, I would characterize as, sort of fill in. And these are ones that maybe you're taking a little bit of stem time out. So you've got a cost advantage you're taking advantage of or frankly, you're finding a new customer or better serving the customers. So these, I would expect, that we would be able to get to company averages much more quickly.

Now I will point out that the challenge with that is that when you experience what we did in the fourth quarter about the volume trends that Doug described, that impacts the facility that's in its infancy. So they become a bit of a drag in that because you experience that across the board, those sorts of trends.

Operator

Our next question comes from Tom Wadewitz with UBS.

Tom Wadewitz

I wanted to see if you could I think offer some thoughts on pricing. I mean it seems like there was debate over the last year about as LTL pricing going to hold or not. And I think generally, people are of the mindset, it will. I think the results are pretty consistent with that. But are you seeing anything in competitor behavior that causes you to be kind of more or less optimistic? I mean, I guess the idea that you said of getting less price in a weaker tonnage environment totally makes sense. But anything on kind of competitive dynamic and conviction on the favorable pricing dynamic for LTL?

Fritz Holzgrefe

Yes, I don't see any changes there. I mean, certainly, the customer and the environment is, Tom, as you just characterize: a bit softer, right? So that there's -- it's not what we saw a few months ago or a year ago. But what I'd tell you, I look at specifically Saia and I look at kind of where we stack up against the competition, and I look at the service that we're providing, which is, in many cases, better. I think there's an opportunity there for us.

And the investments that we've made, the facilities and expansion, it deserves that. So I feel pretty good about our position. The rate of growth may not be the same, but the opportunity remains. And I think the environment, underlying everybody still has inflationary costs. So I think that's a critical part of the industry and kind of what we see.

Tom Wadewitz

Right. Okay. So it sounds like still a lot of confidence in the competitive dynamic. I guess for the second question, I think you talked a little bit about industrial earlier, maybe parse it a little bit further. Did you see a difference -- have you seen a difference over the last several months in terms of how much weakness is being realized with industrial customers versus retail customers?

And I think the idea is just that if you have inventory reduction with retail customers, maybe that plays out through 1Q and they improve, but it's just a little less clear on whether you've already seen weakness with industrial customers or whether that's still to come?

Fritz Holzgrefe

I think, Tom, one of the things we're challenged with is that no one customer is greater than 4% of our revenue base. So it automatically is a pretty diverse base. And I would tell you what we've seen, the trends that we've seen, it's been pretty much across the board. So I don't have a really good call out around industrial or retail there. And particularly, in some cases, as you know, in this business, as a customer's mix of business changes or their plans change, they may choose alternate supply chains and things that we may lose or pick up business.

So it's tough to really for us to call a trend there. I would say that the trends that we've seen in our business have been really pretty much across the board. So I don't have a really good intel for you on the retail side or component or the industrial component.

Tom Wadewitz

But it sounds like you -- I guess there's some information value, I think, in saying that you haven't seen a big difference between the 2, right? Like it's, you don't.

Fritz Holzgrefe

That's fair. But I would caution you by saying sometimes some of what we've seen is based on our own action because we're pretty deliberate around making sure we get the pricing piece right because our service levels are pretty critical.

Operator

Our next question comes from Ken Hoexter with Bank of America.

Ken Hoexter

Going back to the real estate last quarter, Doug, I think you mentioned that you could slow things based on the flows. But given you're opening 5 terminals, is that in line with your target of 10 to 15 this year and kind of your annual growth? Or are you thinking about things slowing based on tonnage? I guess, maybe just how do you think about that given your real estate projects?

Fritz Holzgrefe

So Ken, let me just jump in on that one. The 5 that we're opening, those were in our pipeline, and I'd tell you they're confirmed. As we look out for the balance of the year, we're going to be opportunistic. We may add additional facilities down the road based on what we see in the macro environment. One of the great things about doing an organic expansion is you can accelerate or slow down as you need to.

I think right now, with kind of the tempered environment that we're in, we feel pretty good about these next 5. There may be a few after that, but I'm not in a position I could speak to those yet. We have visibility -- we know what they will be, but we may not open them this year. We could open them this year. It all depends on what the environment is. I think the opportunity that we have right now is the last 18 that we've opened. Let's continue to optimize those and add share in those markets. And then we'll take advantage of these.

We've got a couple of big ones coming up this quarter and next, which I think will be a nice add for us.

Ken Hoexter

So Fritz, it's not like you're saying, hey, we're opening 5 because we're seeing some opportunities. These are already in progress and that will decelerate from here on and maybe comment to the second half unless we see things improve. Is that a better way to look at it?

Fritz Holzgrefe

Yes, exactly. You know what? If we feel better about the second half or more confident, I should say, we could add more. We could come back and say, "Hey, Ken, we're going to add 5, 6 more." We could do that. But right now, we like the next 5, and we like the fact that we've got a lot of opportunity in the last 18.

Ken Hoextera

So I know you don't give out the fuel expense specifically. And one of the things that I think a lot of investors have been worried about was the amount of profits that were coming off of fuel surcharges. And it seems pretty thin this quarter with your fuel surcharge revenues up, call it, $41 million year-over- year. And I know you don't break out the fuel category, but the whole category was up 37. So I guess, your thoughts on the ability to sustain those revenues or that gap as fuel starts rolling over. I think any thoughts you can give us to calm some of those nerves out there that as fuel came down, you'd lose that profitability gap.

Fritz Holzgrefe

Well, I mean the way -- I think the first thing I'd make sure we understand is that fuel and fuel surcharge in particular, an important part of the cost structure of this business. So the fuel surcharge program is tied to kind of our base pricing. So that is kind of ongoing, and we've continued to make pretty big investments in that. One thing I'd call your -- make sure you think about as you study our financials is that, as we switch to change our mix in linehaul from purchase transportation to internal fleet, the fuel cost ends up on our internal fuel line, right? So rather than on the PT line. So that's part of what you see there is we're re-optimizing our linehaul network.

Operator

Our next question comes from Ravi Shanker with Morgan Stanley.

Ravi Shanker

Just a couple of follow-ups from me on the end markets. One is I know you touched upon the volume already like a few times, but just kind of at a high level, I think some of your peers on both the LTL and the TL side have spoken about a potential spring inflection in the cycle. Do you underwrite that view? Or are you saying that it's too uncertain to make that call?

Fritz Holzgrefe

I think I can understand and where that might -- the thoughts around that. I think certainly, there is some reason for optimism and the jobs number today was really good. So I think there's the potential for optimism there. I think as you -- as we reset our business, we want to be in a position that as the economy gets stronger, we want to be able to take advantage of that.

So we're positioned for that. I think there's definitely some possibility we could see some -- second half could be better. But at the same time, if there's other sort of macro shocks that could take it in a different direction. But it seems like increasingly, we're seeing a more kind of a little bit more optimism in the back half of the year. So that would be good.

Ravi Shanker

Got it. And just on that note, kind of -- I know you spoke about the industrial end markets earlier, but I think you're a little bit unique in that you have a slightly higher energy market exposure than many of your peers. Given how volatile that has been in '21 and '22, kind of, is that a tougher comp for you this year? Or does that not really matter?

Fritz Holzgrefe

It doesn't really matter. I mean -- as you know, followed us closely that, as we've added the Northeast, that sort of energy exposure probably looks more like the rest of the LTL sort of sector, right? So our book of business is looking more and more similar to everybody else. So I don't have a call out there, so it's influence on our results.

Operator

Our next question comes from Allison Poliniak with Wells Fargo.

Allison Poliniak

Just keeping on that industrial side, a lot of our coverage in the industrial space is really talking about the sort of recalibration here as we smooth down the backlogs that have extended here with all the supply chain issues. Is that driving any volatility in some of the trends that you're seeing from some of your industrial customers? Or are you expecting that just given some of that lumpiness potentially?

Fritz Holzgrefe

Allison, I don't have a great view on that. But we do see -- and I think this is an important part of our operating flexibility is that we do see a continued kind of disruption with some of our customers around this order patterns, supply chains changing. Those are important parts of our ability to be flexible and match customer expectations. So I don't know that there's a particular vertical there, but it's -- we see that and have seen that over the last year or so where you do see some disruption in sort of month-to- month trading and changing in all parts of the business.

Allison Poliniak

Got it. And then just going back to the facilities you had opened, you had talked about it being a drag to the OR. Does that flip now as you start to build out and leverage or is it just the volume moderation a little bit heavier this year than maybe you would have expected in terms of that kind of flipping from a drag to more of a tailwind for you?

Fritz Holzgrefe

I mean, I think the opportunity for us is that there's a potential tailwind there, right? We have -- we're really, I think, have been successful in replicating that fantastic service that we're offering the customer across these new openings. As customers become familiar with us in those markets, we have the opportunity to kind of grow in those facilities. And it's a -- I think it certainly could be something that would be beneficial to us in the balance of the year.

Operator

Our next question comes from Ari Rosa with Credit Suisse.

Ari Rosa

So I wanted to ask Fritz and Doug, maybe you could give your thoughts on the ability to get to a sub-80 OR kind of over the longer term? I know you said kind of expectations for '23 probably within 100 basis points or so of what we saw for '22. But is the sub-80 still kind of the long-term target and kind of what's your confidence level around that? And then should we also have an expectation that Saia can kind of be top quartile among peers in terms of where its OR lands in any given year?

Fritz Holzgrefe

I don't have a reason why not. I have to be honest with you, we are marching on to that. This is the environment that we're in right now, it's a little bit more challenging than it has been, but we don't see any reason why our service, our quality can't be. It is, in many cases, becoming best-in-class or approaching that, and that deserves an appropriate return. And I think that operating in the mid-70s is our expectations or perhaps lower. I mean certainly, the bar has been set. So we're going after it. I don't know why we wouldn't.

Ari Rosa

That's great. Certainly very encouraging to hear. And then just in terms of the 5 terminal expansions that you're looking at, maybe you could give a little color on what geographies those are focused on. Historically, you've spoken about kind of the benefits that you see in terms of increasing density in a particular geography. Maybe you could give us some color on kind of what the expectations are for the benefit that you might get from that.

Fritz Holzgrefe

Yes. Listen, one we've talked about, and if you followed this closely, we've talked about it's a testament to how challenging real estate is, but we've got a facility that will open in Northeast Atlanta. That will give us 3 in this market. This is a growing metropolitan area. We have a challenge being able to provide the best- in-class service that we would expect in the Northeast part of Atlanta.

We added one in Northwest Atlanta, I guess, 1.5 years ago and been thrilled with all that. We've been able to service those customers and approach that market. We expect more of the same going up the 85 corridor. That's an important add for us. I think it's going to be -- not only do we will able to do a great job for the customer there, we'll be able to recruit drivers in that market, we'll create flexibility and capacity in our legacy facility there, and we're going to say there's going to be some efficiencies built into that.

Just the fact of the matter that we get to a customer without having to go through 1.5 hours of Atlanta traffic is a big deal. And I think that we're excited about that opening. It just can't happen fast enough.

Operator

Our next question comes from Bruce Chan with Stifel.

Andrew Cox

This is actually Andrew Cox on for Bruce. I just wanted to dive in a little bit -- yes, no problem. I wanted to dive in a little bit on -- I appreciate all the detail you guys have given on cost reductions and the natural attrition you guys have allowed to occur in response to slower volumes. But I kind of wanted to get a sense of your views on the other side of the equation that might be kind of backfilling a little bit of this excess capacity with maybe transactional shipments. You've talked about your shift to enforcing linehaul and maybe having additional backhaul opportunities there, and you've now got 25% latent capacity and your costs are better aligned and we've heard from this week that some of your peers may be taking part in this exercise. So I just wanted to know your thoughts on backfilling capacity with maybe some transactional freight.

Fritz Holzgrefe

Listen, we're all about finding customers that value our fantastic, what we see as a very strong, service proposition. So if there are opportunities for us to go sell an available capacity, we are on it. And in fact, we have several initiatives around that. But we're not in the game of leading with price. Frankly, that's not what is appropriate. What is appropriate is to find a customer that understands that you're going to get a great product from Saia. And they're going to pay accordingly and that's going to fit. Maybe in some markets that there's an opportunity for us. But we don't -- you won't see us participating in simply price -- working on leading with price. That's not our game. We'll find the customers, though, but that's certainly an opportunity as we build capacity.

Operator

Our final question comes from Jack Atkins with Stephens.

Jack Atkins

Doug, I just wanted to circle back real quick to make sure everybody is on the same page on the operating ratio kind of thoughts for the first quarter. If I heard you guys correctly, you're kind of talking about flat operating ratio quarter-to-quarter sort of fourth quarter to first quarter, which would be in line with seasonality. Is that what you guys said? Or did I misunderstand that?

Doug Col

Yes, that's right. That's what we've seen historically. And then Fritz gave a lot of color on Amit's question about could it be better than that? Potentially, but you hate to get out too far over your skis given the weather challenges have come up in February a year ago. I think it was a pretty tough comp for us. So I think it's mid-teens kind of shipment and tonnage growth last February.

So we got to get a clean run through there to think that we try to forecast something better. So yes, flat out of Q4 into Q1 would make a lot of sense to us.

Operator

There are no further questions at this time. I'll now turn the call back over to Fritz Holzgrefe.

Fritz Holzgrefe

Thank you for everyone that's called in. You heard the latest update on this Saia performance. We're excited about the opportunities in front of us this coming year and look forward to providing you an update in the next quarter. Thank you.